UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2020

GALECTO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39655	37-1957007
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Ole Maaloes Vej 3

DK-2200 Copenhagen N

Denmark

(Address of principal executive offices, including zip code)

(+45) 70 70 52 10

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trade Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	GLTO	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 19, 2020, upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of Galecto, Inc. (the “Company”), the Board increased its size to eight directors and appointed Dr. Jayson Dallas to join the Board, effective as of November 19, 2020. Dr. Dallas will serve as a Class III director until his term expires at the 2023 annual meeting of stockholders, at which time he is expected to stand for election by the Company’s stockholders. The Board determined that Dr. Dallas is independent under the listing standards of The Nasdaq Global Select Market (“Nasdaq”). Dr. Dallas was also appointed to serve on the Nominating and Corporate Governance Committee of the Board. Effective as of November 19, 2020, the Nominating and Corporate Governance Committee of the Board is composed of Dr. Dallas, Chau Q. Khuong and Søren Møller. The composition of the Audit Committee and the Compensation Committee remains unchanged.

As a non-employee director, Dr. Dallas will receive cash compensation and equity awards for his Board service in accordance with the Company’s Non-Employee Director Compensation Policy, as amended. The equity awards will include an initial grant award and pro rata portion of an annual grant for Dr. Dallas’ service on the Board in 2020. Dr. Dallas is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Dr. Dallas and any other persons pursuant to which he was selected as a director. In addition, Dr. Dallas has entered into an indemnification agreement with the Company consistent with the form of indemnification agreement entered into between the Company and its existing non-employee directors.

On November 23, 2020, the Company issued a press release announcing Dr. Dallas’ appointment to the Board. A copy of this press release is furnished as Exhibit 99.1 to this report on Form 8-K.

The Compensation Committee of the Board approved, effective as of November 19, 2020, an amendment to the Company’s Non-Employee Director Compensation Policy (as amended, the “Amended Compensation Policy”) to clarify the vesting schedule and awards to directors who join Board on a date other than the date of the annual meeting of the Company’s shareholders (the “Annual Meeting”). Under the Amended Compensation Policy, new directors who join the Board on a date other than the date of the Annual Meeting shall be granted an annual award of an option to purchase 18,000 shares of our common stock, prorated for the number of full months of expected service until the next Annual Meeting. Such prorated annual award shall vest in equal monthly installments over the course of the twelve month period following the date on which the new director joins the Board. The Amended Compensation Policy also provides that directors who joined the Board prior to our initial public offering, but did not receive an equity award in 2020, shall be eligible to receive an annual award in 2021. The foregoing description of the Amended Compensation Policy does not purport to be complete and the description of the Amended Compensation Policy is qualified in its entirety by reference to the Company’s Non-Employee Director Compensation Policy, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Amended Compensation Policy is applicable to each member of the Board who is not also serving as an employee of the Company.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Non-Employee Director Compensation Policy

99.1	Press Release issued by the Company on November 23, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Galecto, Inc.

Date: November 23, 2020	By:	/s/ Hans T. Schambye
Hans T. Schambye, M.D., Ph.D.
President and Chief Executive Officer